Exhibit 99.1



                             JCPenney News Release

CONTACT

Rita Trevino Flynn     Tim Lyons         Eli Akresh            Bob Johnson
Public Relations       Public Relations  Investor Relations   Investor Relations
(972) 431-4753        (972) 431-4834     (972) 431-2207          (972) 431-2217
rflynn@jcpenney.com   tmlyons@jcpenney.com  eakresh@jcpenney.com   rvjohnso@jcpenney.com



                    JCPENNEY REPORTS SECOND QUARTER EARNINGS

             Department Stores and Catalog Operating Profits Double

                      Catalog/Internet Performance Improves

                       Financial Condition Remains Strong



     PLANO, TX, August 12, 2003 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported a second quarter loss of $0.02 per share compared with a loss of $0.05 per share in last year's quarter.

     Allen Questrom, Chairman and Chief Executive Officer said, "I am pleased with the rebound in Department Stores and encouraged by the turnaround in Catalog/Internet sales. Eckerd's sales and operating profits were clearly disappointing. As we begin the second half, we anticipate benefits from a more favorable consumer environment supported by the positive impacts that the tax package will have on our customers. We believe our Department Store and Catalog/Internet business will continue to improve in the second half, beginning with the back-to-school selling season. This improvement reflects greater experience working with our centralized business model, and delivering a more compelling value to both Department Store and Catalog/Internet customers. At Eckerd, we are making changes to improve the business, but recognize that it will take time for these changes to register with our customers. Accordingly, Eckerd's operating profits are likely to be below last year's level in the third quarter, and about equal to last year's profit in the fourth quarter. On a consolidated basis, we currently expect third quarter earnings to be in the range of $0.25 to $0.30 per share, and the full year to be in the range of $1.25 to $1.35 per share."

Department Stores and Catalog

     Second quarter LIFO operating profit more than doubled to $51 million compared with $22 million last year, an increase of 80 basis points as a percent of sales. Comparable department store sales increased 2.1 percent in a challenging retail environment. All merchandise divisions had comparable store sales increases. Catalog/Internet sales increased 3.9 percent, representing the first quarterly sales gain in three years. Sales benefited from improved print media, including a positive early customer response to the Fall/Winter Big Book. In addition, Internet sales continue to experience strong growth, increasing by more than 60 percent during the quarter and 40 percent year-to-date.

     Department Stores and Catalog gross margin decreased by 20 basis points as a percent of sales, reflecting a more aggressive merchandise clearance strategy. Comparable department store inventory levels increased about three percent over last year, and are balanced and in line with current sales expectations. SG&A expense dollars were $22 million lower than last year, and were leveraged, improving by 100 basis points as a percent of sales. The decrease related primarily to salary savings and lower Catalog expenses that more than offset transition costs for the new store distribution network and higher non-cash pension expense.

Eckerd Drugstores

     LIFO operating profit was $54 million in this year's second quarter compared with $73 million last year. Operating profit margin decreased by 60 basis points as a percent of sales. Total drugstore sales increased 2.3 percent. Comparable store sales decreased 0.8 percent during the quarter, with pharmacy sales increasing 1.7 percent and non-pharmacy, or front-end, sales decreasing
6.0 percent. Pharmacy sales were negatively impacted by approximately 430 basis points from the effects of higher generic dispensing rates and other changes in branded drugs. The best performing front-end categories for the quarter were seasonal items and over-the-counter medications, while photo and cigarette sales declined significantly. Eckerd's sales reflect increased competitor store openings, particularly in Florida and south Texas, coupled with execution issues. These issues are being addressed through merchandise and marketing changes, as well as a more competitive store opening program beginning in 2003.

     Gross margin for the quarter decreased by 40 basis points as a percent of sales. Gross margin for the quarter includes a LIFO charge of $11 million compared with a charge of $9 million last year. SG&A expenses increased 3.2 percent and were not leveraged as a percent of sales.

Other Unallocated

     Other unallocated in this year's second quarter was a net credit of $11 million. The credit includes $30 million of real estate gains on the sale of closed department store facilities and the charges include $24 million of previously announced Catalog restructuring and department store closings.

Financial Condition

     The Company's financial condition and liquidity remain strong. At the end of the quarter, cash investments were approximately $2.6 billion and represented in excess of 40 percent of long-term debt. Capital expenditures are currently expected to be at the lower end of previous guidance of $900 million to $1.1 billion. Full year free cash flow is expected to be in line with previous guidance.


     Senior management will host a live conference call and real-time webcast on Tuesday, August 12, 2003, beginning at 9:30 a.m. EDT. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 416-695-5261 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 416-695-6030 and entering the ID code 6308. The live webcast may be accessed via JCPenney's Investor Relations website (at JCPenney.net), or on
StreetEvents.com (for members) and companyboardroom.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of the Company, is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 230,000 associates. As of July 26, 2003, it operated 1,040 JCPenney department stores throughout the United States, Puerto Rico, and Mexico, and 56 Renner department stores in Brazil. Eckerd Corporation operated 2,710 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.


                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                   (Amounts in millions except per share data)


                                                           13 weeks ended                   26 weeks ended
                                                July 26,       July 27,     % Inc.     July 26,      July 27,      % Inc.
                                                 2003           2002         (Dec.)     2003          2002          (Dec.)

Comparable store sales increase/(decrease)
    Department stores                             2.1%          -2.4%                   -1.6%          2.5%
    Eckerd drugstores                            -0.8%           6.1%                   -1.0%          6.9%

Total retail sales
    Department stores and catalog               $ 3,658        $ 3,623          1.0%   $ 7,381       $ 7,629      -3.3%
    Eckerd drugstores                             3,655          3,575          2.3%     7,425         7,297       1.8%
                                                  -----          -----                   -----         -----
    Total                                         7,313          7,198          1.6%     14,806        14,926     -0.8%

Margins and expenses
--------------------
Gross margin - LIFO
    Department stores and catalog                 1,314          1,307          0.5%     2,774         2,821      -1.7%
    Eckerd drugstores                             833            828            0.6%     1,699         1,667       1.9%
                                                  -----          -----                   -----         -----
    Total                                         2,147          2,135          0.6%     4,473         4,488      -0.3%

Selling, general and
administrative (SG&A) expenses
    Department stores and catalog                (1,263)        (1,285)        -1.7%    (2,640)       (2,642)     -0.1%
    Eckerd drugstores                            (779)          (755)           3.2%    (1,527)       (1,494)      2.2%
                                                  -----          -----                   -----         -----
    Total                                        (2,042)        (2,040)         0.1%    (4,167)       (4,136)      0.7%

Segment operating profit - LIFO
    Department stores and catalog                 51             22             100.0% + 134           179        -25.1%
    Eckerd drugstores                             54             73            -26.0%    172           173        -0.6%
                                                  -----          -----                   -----         -----
    Total                                         105            95             10.5%    306           352        -13.1%

Other unallocated                                 11            (5)             N/A      18           (15)         N/A
Net interest expense                             (108)          (92)            17.4%   (212)         (194)        9.3%
Acquisition amortization                         (8)            (7)             14.3%   (18)          (17)         5.9%
                                                  -----          -----                   -----         -----
Income/(loss) before income taxes                 0             (9)             100.0% + 94            126        -25.4%

Income taxes                                      0              3             -100.0% +(33)          (46)        -28.2%
                                                  -----          -----                   -----         -----
Net income/(loss)                               $ 0            $(6)             100.0% +$61          $ 80         -23.8%
                                                  =====          =====                   =====         =====
(Loss)/earnings per share - diluted             $(0.02)        $(0.05)          60.0%  $ 0.18        $ 0.24       -25.0%



                                                  13 weeks ended                         26 weeks ended
                                               July 26,       July 27,               July 26,      July 27,
                                                 2003           2002                    2003          2002

SEGMENT FINANCIAL DATA:
Department stores and catalog
Ratios as a % of sales:
    FIFO/LIFO gross margin                        35.9%          36.1%                   37.6%         37.0%
    SG&A expenses                                 34.5%          35.5%                   35.8%         34.6%
    Segment operating profit                      1.4%           0.6%                    1.8%          2.4%
Depreciation and  amortization  (1)             $ 88           $ 94                    $ 177         $ 186

Eckerd drugstores
Ratios as a % of sales:
    FIFO gross margin                             23.1%         23.4%                    23.2%         23.2%
    LIFO gross margin                             22.8%         23.2%                    22.9%         22.9%
    SG&A expenses                                 21.3%         21.1%                    20.6%         20.5%
    Segment operating profit                      1.5%          2.1%                     2.3%          2.4%
LIFO charge                                     $ 11           $ 9                     $ 18          $ 24
Depreciation and amortization                     69             60                      138           121

SUPPLEMENTAL DATA:
Average shares outstanding (basic shares)         271.5          267.7                   271.0         266.8

Average shares used for diluted EPS               271.5          267.7                   273.0         269.8

Effective income tax rate                         35.4%          36.5%                   35.4%         36.5%


BALANCE SHEET HIGHLIGHTS:
Cash and short-term investments                                                        $ 2,631       $ 2,004

FIFO inventory:
    Department stores and catalog                                                        3,166         3,100
    Eckerd drugstores                                                                    2,430         2,303

Long-term debt, including current maturities (2)                                         5,803         5,186


(1) Excludes $10 million and $22 million of accelerated depreciation for catalog facilities for the 13 weeks and 26 weeks ended July 26, 2003, which is included in Other Unallocated.

(2) Excludes present value of operating leases and Eckerd's securitized receivables